EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 21, 2007 relating to the financial statements, which appears in the Annual Report of the National Grid USA Companies’ Incentive Thrift Plan II on Form 11-K for the year ended December 31, 2006.
/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 18, 2008